UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2007

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Company announced today the results of the Company's independent investigation of its historical stock option granting practices.

The Special Committee of independent directors issued no finding of intentional misconduct by current or former senior management or members of the Compensation or Stock Option Committees in connection with the Company's historical stock option practices and did not conclude that current or former senior management or members of the Compensation or Stock Option Committees engaged in intentional misconduct in the administration and oversight of the Company's stock option program. This comprehensive investigation was conducted by members of the Audit Committee, acting as an independent special committee of the Board of Directors, with the assistance of King & Spalding, LLP as independent legal counsel to the Special Committee and independent forensic accountants.

With the conclusion of the Special Committee's investigation, the Company expects to shortly become current regarding any outstanding periodic reports, including the annual report on Form 10-K for fiscal year 2006 and the quarterly reports on Form 10-Q for the first and second quarters of 2007.

The Special Committee did determine that there were some deficiencies in the administration and oversight of the stock option grant processes and found that certain grants probably did not occur on the dates reflected in the minutes. The Special Committee recommended revised measurement dates for certain stock option grants. Based on a current analysis, it appears as if the estimated aggregate non-cash, after tax charge will need to be increased from the previously announced $8.6 million. The Company believes that the increased charge will not change its requirement to restate its financial statements for the years 2001 and prior.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description

99.1 Press Release dated July 30, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

July 30, 2007	By:	/Steven L. Scheinthal/

Name: /Steven L. Scheinthal/
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 30, 2007